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Exhibit 99.(a)(10)

15th June 2005

NATIONAL GRID TRANSCO PLC ("NGT")

PUBLICATION OF ANNUAL REPORT,
NOTICE OF ANNUAL GENERAL MEETING, AND
CIRCULAR TO SHAREHOLDERS REGARDING PROPOSED RETURN
OF CASH AND NOTICE OF EXTRAORDINARY GENERAL MEETING

NGT has issued the following documents in respect of its annual report, and its Annual General Meeting and Extraordinary General Meeting, which will both be held on 25 July 2005:

Annual Report and Accounts 2004/05;

Annual Review 2004/05;

Notice of Annual General Meeting 2005;

Return of Cash Election Form; and

Circular to Shareholders regarding Proposed Return of Cash and Notice of Extraordinary General Meeting.

These documents (along with associated proxy cards) will be shortly available to the public for inspection at the UK Listing Authority's Document Viewing Facility which is situated at: Financial Services Authority, 25 The North Colonnade, Canary Wharf, London E14 5HS (tel. no. +44 20 7066 1000).

The documents listed above are also available electronically on NGT's website: www.ngtgroup.com.

In the United States, NGT will file a Tender Offer Statement on Schedule TO containing the Circular, a US Supplemental Memorandum, the Election Form, the Letter of Election and Transmittal and other related documentation with the Securities and Exchange Commission ("SEC"). Free copies of the Schedule TO and any documents filed therewith will be available on the SEC's website at www.sec.gov.

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  Exhibit 99.(a)(10)
PUBLICATION OF ANNUAL REPORT, NOTICE OF ANNUAL GENERAL MEETING, AND CIRCULAR TO SHAREHOLDERS REGARDING PROPOSED RETURN OF CASH AND NOTICE OF EXTRAORDINARY GENERAL MEETING